Exhibit 10.3

This PURCHASE OPTION AGREEMENT (this “Agreement”), dated as of June 29, 2009, is entered into among W2007 Equity Inns Intermediate Mezz I, LLC, a Delaware limited liability company (“Grantor”), and Goldman Sachs Lending Partners LLC, a limited liability company organized under the laws of the State of Delaware (“Holder”).

W I T N E S S E T H:

WHEREAS, Grantor is the owner of all of the outstanding equity interest in W2007 Equity Inns Senior Mezz, LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”);

WHEREAS, Holder desires to obtain, and Grantor has agreed to grant to Holder, an option to purchase 97% of the equity interests in the Company on the terms set out below;

WHEREAS, after the exercise of such option to purchase 97% of the equity interests in the Company, Holder desires to distribute to W2007 Finance Sub, LLC, a Delaware limited liability company (“Finance Sub”) and Whitehall Parallel Global Real Estate Limited Partnership 2007, a Delaware limited partnership (“WH Parallel”), certain payments and/or distributions that Holder receives from the Company or from any debt instruments transferred to Holder pursuant to the Debt Option Interest (as defined below) to the extent set forth herein;

WHEREAS, as consideration for the grant of the Purchase Option (as defined below) and the assignment of the Option Interest (as defined below), Holder has agreed to cause the cancellation of indebtedness of certain affiliates of Grantor (the “Cancellation”), which cancellation will result in an indirect benefit to Grantor; and

WHEREAS, Grantor and Holder intend that the Purchase Option cannot be exercised by Holder until such time as the payment or refinancing in full of (i) the mortgage loan (the “Mortgage Loan”) made pursuant that certain Loan Agreement (the “Mortgage Loan Agreement”), dated as of October 25, 2007, by and among W2007 Equity Inns Realty, LLC, W2007 Equity Inns Realty, L.P. and Goldman Sachs Mortgage Company (together with its successors and assigns, the “Mortgage Lender”) and (ii) the first mezzanine loan (the “First Mezzanine Loan”) made pursuant to that certain Mezzanine A Loan Agreement (“First Mezzanine Loan Agreement”, and together with the Mortgage Loan Agreement, the “Loan Agreements”), dated as of October 25, 2007, by and between Company and Goldman Sachs Mortgage Company (together with its successors and assigned, the “First Mezzanine Lender”).

NOW, THEREFORE, for TEN DOLLARS ($10.00) and other consideration, the sufficiency of which is acknowledged hereby, the parties hereby agree as follows:

1. Grant of Option. Grantor, for itself and its successors and assigns, hereby grants, bargains and transfers to Holder and its successors and assigns an absolute, exclusive and irrevocable right (the “Purchase Option”) to (i) acquire, free and clear of all liens and encumbrances, an interest in the Company representing 97% of the total outstanding membership interests in the Company and the corresponding right to full participation in all rights of ownership and management of the Company (such membership interest and related rights, the “Equity Option Interest”) and (ii) acquire, free and clear of all liens and encumbrances, a 100% interest in any debt instruments owned by Grantor that evidence indebtedness of the Company or indebtedness of any direct or indirect subsidiary of the Company (such interests in debt instruments, the “Debt Option Interest”, and together with the Equity Option Interest, the “Option Interest”), in each case, on the terms and conditions set forth below.

2. Exercise of Option; Expiration.

(a) Exercise. Holder may exercise the Purchase Option at any time following or simultaneously with the payment or refinancing in full of the Mortgage Loan and the First Mezzanine Loan. To exercise the Purchase Option, Holder shall deliver written notice of exercise to Grantor specifying (x) the date of closing of the purchase (the “Closing Date”), which shall be in no event not less than 20 days from the date of such notice and (y) the place where the closing will occur. Grantor shall provide Holder not less than thirty (30) days’ prior written notice of the date on which the Mortgage Loan and the First Mezzanine Loan are to be paid or refinanced in full, and shall reasonably cooperate with Holder to coordinate such payment or refinancing with the exercise of the Purchase Option, if requested by Holder.

(b) Closing of Option; Amendment and Restatement of the Company LLC Agreement. On the Closing Date, Grantor shall assign the Option Interest to Holder or its designee, and Grantor and Holder hereby confirm and agree that concurrently therewith Holder will enter into a “sharing” agreement (the “Sharing Agreement”) with Finance Sub and WH Parallel, whereby Holder agrees to distribute to Finance Sub and WH Parallel (in proportion to their respective limited liability company interests in W2007 Grace I, LLC), the following percentages of distributions Holder receives from the Company or from any debt instruments transferred to Holder pursuant to the Debt Option Interest: (i) Holder shall retain or distribute to its equityholders 25% and distribute to Finance Sub and WH Parallel 75% of all amounts received until Finance Sub and WH Parallel have received an aggregate amount of $190,230,635 under this clause (i); (ii) next, Holder shall retain or distribute to its equityholders 75% and distribute to Finance Sub and WH Parallel 25%, of all amounts received until Holder has retained or distributed $485.55 million under this clause (ii); and (iii) next, Holder shall retain or distribute to its equityholders 50%, and distribute to Finance Sub and WH Parallel 50%, of all amount subsequently received from the Company or from any debt instruments transferred to Holder pursuant to the Debt Option Interest. Notwithstanding the foregoing, Finance Sub and WH Parallel shall receive a priority distribution in the amounts necessary to reimburse Grantor for amounts paid in accordance with Section 2(c) hereof. Each of Grantor and Holder, at the reasonable request of the other, shall execute such other instruments as may be necessary or appropriate to verify the effectiveness of the transfer of the Option Interest and, promptly thereafter, the members of the Company shall file and/or record such certificates or other instruments as may be necessary or appropriate to comply with any applicable legal requirements arising from the assignment or amendment. Each of Finance Sub, WH Parallel and Holder, at the reasonable request of the other, shall execute the Sharing Agreement and such other instruments as may be necessary or appropriate to verify the effectiveness of the Sharing Agreement.

(c) Taxes; Other Expenses. Grantor shall pay any real property transfer taxes and any other transfer taxes, stamp and/or recording taxes, filing fees and other similar charges and expenses imposed by any federal, state or local taxing jurisdiction arising in connection with the transfer of the Option Interest to Holder as contemplated herein. Grantor agrees to prepare and file, or cause to be prepared and filed, with the relevant governmental authorities all transfer tax returns, affidavits and other similar instruments, if any, required under applicable law in connection with the payment of the foregoing expenses. Each party shall pay its own out-of-pocket expenses in connection with the transfer of the Option Interest to Holder. Grantor shall pay Holder’s reasonable out-of-pocket expenses in connection with the Cancellation.

(d) Expiration. If not exercised by Holder, the Purchase Option will expire on June 30, 2015.

(e) Effectiveness; Enforceability of Agreement. Grantor and Holder hereby agree that the Purchase Option may not be exercised in whole or in part until such time as both the Mortgage Loan and the First Mezzanine Loan have been paid or refinanced in full (although the exercise of the Purchase Option may occur simultaneously with such payment or refinancing as set forth above). Grantor and Holder further agree that no present right of any kind shall be conveyed to or be exercisable by Holder unless and until both the Mortgage Loan and the First Mezzanine Loan have been paid or refinanced in full.

3. Affirmative Covenants of Grantor. Grantor hereby covenants and agrees with Holder that, from and after the date hereof and continuing until the sooner of the closing of the purchase and the expiry of the Purchase Option in accordance with the terms hereof, Grantor will do each of the following:

(a) Existence. Maintain the Company’s limited liability company existence in good standing under the laws of the State of Delaware.

(b) Inspection; Audit. Permit any authorized representative designated by Holder, upon reasonable advance notice, to visit, inspect and audit the Company’s properties and condition, including its books and records (and to make copies thereof), and to discuss its affairs, finances and accounts with its officers, general partners, managers, members or directors, employees, auditors, legal counsel and agents at such reasonable times and as often as may be reasonably requested by Holder, which visit, inspection and audit shall be at the expense of Holder.

(c) Ownership of the Company. At all times retain directly 100% ownership of all outstanding equity interests in the Company. Grantor will not permit the Company or any of its subsidiaries to issue any additional equity interests, or any options or rights of first offer or first refusal or other contingent interests in or rights to acquire (by outright purchase, by conversion or otherwise) any equity interests in the Company or any of its subsidiaries except for any such rights or interests as exist as of the date hereof.

4. Negative Covenants. From and after the date hereof and continuing until the sooner of (x) the closing of the purchase and (y) the expiry of the Purchase Option in accordance with the terms hereof, without the prior written consent of Holder, which consent may be granted or withheld by Holder in its sole discretion, Grantor will not, and will not cause or suffer the Company to:

(a) Distributions. Make distributions to its equity holders, it being agreed that any capital or operating proceeds or other amounts not reasonably required to establish working capital reserves for the Company and its subsidiaries and to pay all renting, administrative, management, legal and other operating or capital expenses incurred by the Company and its subsidiaries in connection the ownership of their assets or otherwise to satisfy the requirements of the Mortgage Loan and the First Mezzanine Loan, shall be applied toward prepayment of the Mortgage Loan and the First Mezzanine Loan or retained by the Company or its subsidiaries; except that if Grantor, the Company or any of its subsidiaries incurs, guarantees or pledges assets to secure any debt for borrowed money, then the proceeds of such debt shall be applied first toward repayment of the Mortgage Loan and the First Mezzanine Loan and reasonable third party transaction costs, and any remaining amounts shall be distributed in the manner specified in Section 2(b) hereof as if the Purchase Option had been exercised.

(b) Limited Liability Company Agreements. Amend or otherwise modify any provision of the Company’s certificate of formation or limited liability company operating agreement.

(c) Liens. Create, incur, assume or suffer to exist any liens or encumbrances upon, or any security interest in, any of the limited liability company interests in the Company except for liens in respect of taxes or governmental impositions not yet due and payable.

5. Representations and Warranties. Grantor hereby represents and warrants to Holder as follows as of the date hereof: (i) Grantor is the sole and legal beneficial owner of the Equity Option Interest, free and clear of any pledge, security interest, lien, charge, encumbrance, easement, conditional sale or other title retention agreement, hypothecation, assessment, lease, levy, charge transfer restriction, right of first offer, right of first refusal, option, preemptive right, voting trust or agreement, proxy or set off or other adverse claim of any kind or nature, whether arising by agreement, statute or otherwise; (ii) Grantor has full legal rights, power and authority to assign and transfer the Equity Option Interest; (iii) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, nor performance of and compliance with the terms and provisions hereof will (A) violate or conflict with any provision any governance document of Grantor or the Company, (B) violate any material law, statute, rule, regulation, order, writ, injunction, judgment, decree or permit applicable to Grantor or the Company, (C) violate or conflict with contractual provisions of, or cause an event of default under, any material indenture, loan agreement, pledge agreement, mortgage, deed of trust, contract or other agreement or instrument to which Grantor or the Company is a party or by which it may be bound, or (D) result in or require the creation of any security interest, lien, claim, pledge, charge, mortgage, agreement, restriction, or encumbrance upon or with respect to the Equity Option Interest; (iv) this Agreement has been duly authorized by all necessary limited liability company action and the Agreement, executed and delivered by Grantor, constitutes the legal, valid and binding obligation of Grantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and to judicial application of foreign laws or foreign governmental actions affecting creditors’ rights; (v) no broker or finder has acted for Grantor in connection with this Agreement or the transactions contemplated hereby, and no broker or finder retained by Grantor is entitled to any brokerage or finder’s fee with respect to this Agreement or such transactions.

6. Miscellaneous.

(a) Further Assurances. Each of Grantor and Holder agrees at all times to do such further acts and to execute such further instruments as may be reasonably necessary fully to perform and carry out the terms and intent of this agreement.

(b) Notices. Any notice, request, demand or other communication required or permitted hereunder shall be given in writing by (i) personal delivery, or (ii) overnight delivery service with proof of delivery, or (iii) United States Mail, postage prepaid, registered or `certified mail, return receipt requested, or (iv) prepaid telegram, telex, telecopy or facsimile sent to the intended addressee at the address indicated below or to such different address as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given and received either at the time of personal delivery or, in the case of an overnight delivery service or mail, as of the date of first attempted delivery on a Business Day at the address and in the manner provided herein, or in the case of telegram, telex, telecopy or facsimile, upon receipt:

If to Grantor:

c/o Goldman, Sachs & Co.

85 Broad Street

New York, New York 10004

Attention: Alan Kava

Tel: (212) 902-1145

Fax: (212) 357-5505

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Anthony J. Colletta

Tel.: (212) 558-4608

Fax: (212) 558-3588

If to Holder, at:

Goldman Sachs Lending Partners LLC

85 Broad Street

New York, New York 10004

Attention: Mark Buono

Tel.: (212) 902-3824

Fax: (212) 902-3000

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

Attention: Michael Weinberger

Tel.: (212) 225-2092

Fax: (212) 225-3999

(c) Remedies. Each party acknowledges that, in view of the uniqueness of the interests in the Company, Holder would be irreparably damaged and would not have an adequate remedy at law in the event that any provision of this Agreement is not performed in accordance with its terms, and that, in such event, Holder shall be entitled to injunctive relief, including specific enforcement to enforce the provisions of this Agreement in addition to any other remedy to which Roth may be entitled at law. If any action should be brought by Holder at law, in equity or otherwise to enforce any of the provisions of this Agreement, Grantor confirms its agreement that it has irrevocably waived and will not be entitled to raise any defense that there is an adequate remedy at law.

(d) Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns. Subject to federal or state securities, real estate syndication, or comparable laws, the Purchase Option shall be freely transferable by Holder, and Grantor hereby agrees to reasonably cooperate and to cause the Company to reasonably cooperate with Holder in connection with any such transfer. Without limiting the foregoing, Grantor shall provide and cause the Company to provide to Holder upon request, such financial and other information regarding the Company, its subsidiaries and their respective assets as Holder shall reasonably request, and upon the reasonable request of Holder, Grantor shall assist and cause the Company to assist Holder in the preparation of customary offering materials in connection therewith and provide such other reasonable assurances as Holder shall reasonably request, in each case, in order to successfully market the Purchase Option, provided that Holder shall pay all costs and expenses in connection with a transfer of the Purchase Option by Holder. Notwithstanding anything to the contrary herein, in the event that Holder wishes to transfer the Purchase Option, Holder shall comply with the provisions set forth on Annex A, attached hereto and incorporate herein.

(e) Governing Law. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND AS PERMITTED BY SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, THE PARTIES HERETO AGREE THAT THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(f) Submission to Jurisdiction. Grantor hereby irrevocably submits to the jurisdiction of any New York or federal court sitting in New York, New York over any suit, action or proceeding arising out of or relating to this Agreement, and Grantor agrees and consents that, in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in any New York or federal court sitting in New York, New York may be made by certified or registered mail, return receipt requested, directed to Grantor at the address indicated in Section 5(b) and service so made shall be completed five (5) days after the same shall have been so mailed.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. In addition, the delivery of a signature page to this agreement by facsimile or other similar electronic transmission shall be binding upon the delivering party and shall have the same force and effect as the delivery of an original manually-signed signature page (and any party delivering in such form agrees that promptly thereafter it also will deliver an original, manually-signed copy of the signature page to the other party).

(h) Time of the Essence. Time is of the essence in the performance of each and every term of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the date first written above.

W2007 Equity Inns Intermediate Mezz I, LLC, a Delaware limited liability company

By:	/s/ Oleg Yablonovskiy
	Name:	Oleg Yablonovskiy
	Title:	Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC a Delaware limited liability company

By:	/s/ Mark J. Buono
	Name:	Mark J. Buono
	Title:	Authorized Signatory

Solely to evidence its acknowledgment of, and agreement to, the agreements contained in Section 2(b) hereof

W2007 FINANCE SUB , LLC, a Delaware limited liability company

By:	Whitehall Street Global Real Estate Limited Partnership 2007, a Delaware limited partnership, its managing member

	By:	WH Advisors, L.L.C., a Delaware Limited liability company, its general partner

		By:	/s/ Oleg Yablonovskiy
		Name:	Oleg Yablonovskiy
		Title:	Authorized Signatory

[Signatures continue on following page.]

[Signature page Purchase Option Agreement]

Solely to evidence its acknowledgment of, and agreement to, the agreements contained in Section 2(b) hereof

WHITEHALL PARALLEL GLOBAL REAL ESTATE LIMITED PARTNERSHIP 2007, a Delaware limited partnership

By:	WH Parallel Advisors, L.L.C. 2007, a Delaware limited liability company, its general partner

	By:	/s/ Oleg Yablonovskiy
	Name:	Oleg Yablonovskiy
	Title:	Authorized Signatory

[Signature page Purchase Option Agreement]

ANNEX A

Prior to Holder transferring the Purchase Option, Holder shall provide Finance Sub and WH Parallel (each a “Whitehall Entity”, and collectively, the “Whitehall Entities”) with a right to purchase the Purchase Option for cash (the “Holder Purchase Option”) on and subject to the following terms and conditions:

(a) The Holder shall give notice (the “Proposed Sale Notice”) to the Whitehall Entities setting forth the proposed purchase price (the “Proposed Purchase Price”).

(b) The Whitehall Entities shall have twenty (20) days (the “Acceptance Period”) after the delivery by the Holder to the Whitehall Entities of the Proposed Sale Notice to elect to exercise the Holder Purchase Option with respect to the Purchase Option (such election to be made, if at all, by giving notice thereof (the “Acceptance Notice”) to the Holder within the Acceptance Period); it being understood that if more than one such Whitehall Entity delivers an Acceptance Notice, each such delivering Whitehall Entity shall be deemed to have elected to exercise its right to purchase its proportional share of the Purchase Option, based on the their respective limited liability company interests in W2007 Grace I, LLC.

(c) If none of the Whitehall Entities exercises the Holder Purchase Option, then the Holder shall have the right to sell the Purchase Option to an independent third party (“Purchaser”) at any time or times during the 90-day period following the expiration of the Acceptance Period (such period, the “Marketing Period”), for aggregate cash consideration which is not less than 90% of the Proposed Purchase Price. If an agreement is executed during the Marketing Period but the closing under such agreement does not occur within ninety (90) days after the end of the Marketing Period (the “Closing Period”), the Holder Purchase Option will apply as to any sale of the Purchase Option occurring after such 90-day period.

(d) If any Whitehall Entity exercises the Holder Purchase Option within the Acceptance Period, then such exercise shall be deemed to create a contract between each such exercising Whitehall Entity, on one hand, and the Holder on the other hand, pursuant to which each such exercising Whitehall Entity irrevocably agrees to acquire the Purchase Option for the Proposed Purchase Price, except that the closing date for such sale shall be twenty (20) days after the making of such election.

(e) Simultaneously with the delivery of the Acceptance Notice (and as a condition to the effectiveness of such Acceptance Notice), the exercising Whitehall Entity or Whitehall Entities, as applicable, shall deposit with the Holder a deposit by certified or cashier’s check or wire transfer of immediately available federal funds in an amount equal to ten percent (10%) of the Proposed Purchase Price (the “Purchase Deposit”). If the exercising Whitehall Entity or Whitehall Entities, as applicable, fail to deliver the Purchase Deposit in the manner described above, then no Whitehall Entity shall be deemed to have exercised the Purchase Option and the Holder may proceed in accordance with Section 6(d) of the Agreement. The Purchase Deposit shall be non-

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refundable to the exercising Whitehall Entity or Whitehall Entities, as applicable, in the event of a failure by such Whitehall Entity or Whitehall Entities, as applicable, to consummate the purchase of the Purchase Option on the relevant closing date (other than solely by reason of a default by the Holder), in which case the Holder may terminate (or cause the termination of) the contract created by the Proposed Sale Notice, and the Acceptance Notice and the Holder may retain the Purchase Deposit as liquidated damages for the benefit and account of the Holder only. The parties agree that damages to the Holder will be difficult and impracticable to ascertain in connection with a default by an exercising Whitehall Entity under provisions of this Annex A and the retention of the Purchase Deposit by the Holder is a reasonable estimate of such damages from such default and shall not be considered a penalty. If the sale of the Purchase Option fails to occur on the relevant closing date solely by reason of a default by the Holder (other than as a result of any act or omission by the exercising Whitehall Entity or Whitehall Entities), then, at the election of the exercising Whitehall Entity or Whitehall Entities, as applicable, (x) the contract created by the Proposed Sale Notice, and the Acceptance Notice shall be terminated and the Purchase Deposit shall be refunded to such exercising Whitehall Entity or Whitehall Entities; or (y) such exercising Whitehall Entity or Whitehall Entities may seek specific performance of such contract, but such exercising Whitehall Entity or Whitehall Entities shall have no other rights or remedies by reason of such breach. If the closing of the sale of the Purchase Option to the exercising Whitehall Entity or Whitehall Entities, as applicable, occurs, then the Purchase Deposit shall be applied towards the Proposed Purchase Price at closing.

(f) Except as otherwise expressly provided herein, each party shall bear its own legal fees and expenses in connection with a sale under the provisions of this Annex A. The Grantor and Company shall not pay any costs of marketing the Purchase Option or any legal fees incurred by the Holder in connection therewith.

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